Exhibit 99

PRESS RELEASE DATED October 28, 2008

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS THIRD QUARTER 2008 RESULTS

NEENAH, WISCONSIN, October 28, 2008 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.44 per share for the third quarter ended September 30, 2008, a 10.0 percent increase compared to $0.40 per share for the third quarter of 2007.  Net sales increased to a record $984.3 million for the third quarter of 2008, an 8.7 percent increase from $905.7 million for the same period of 2007.  Currency benefits contributed 2.9 percent to net sales for the quarter.

“We enjoyed strong sales growth this quarter in the key markets where we have been investing,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “We have also responded aggressively to the escalating input costs this year.  In this challenging economic environment, attention to cost management and customer service is imperative.  Our business teams are successfully navigating the current global market conditions and are prepared to meet the challenges ahead.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 84 percent of total Bemis net sales during the quarter, reported net sales of $826.4 million in the third quarter, a 10.9 percent increase compared to net sales of $745.4 million for the third quarter of 2007.  Currency related sales growth totaled 2.8 percent.  Segment operating profit for the third quarter of 2008 was $82.4 million, or 10.0 percent of net sales.  Segment operating profit for the third quarter of 2007 was $81.6 million, or 10.9 percent of net sales.  Currency benefits added $1.5 million to operating profit in the third quarter of 2008.  This quarter’s operating profit reflects the impact of higher input costs incurred in 2008.

Commenting on the flexible packaging segment results, Theisen said, “Healthy sales growth in our flexible packaging segment was driven by a combination of volume growth and price increases across the majority of our end markets.  We recorded double-digit sales growth in nearly 60 percent of our markets, with sales declines limited to pet products, overwrap for bottled water, and confectionery and snack markets.  Performance in our medical device packaging operations has improved after last year’s disruption from the start-up of new equipment and facilities.  Our European teams continue to deliver improved operating results as they reap the benefits of customer acceptance of new product offerings and implement a World Class Manufacturing program.  In this volatile global economic environment, we are aggressively responding to market conditions and will continue to work diligently to maintain our sales momentum and protect our operating profit.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the third quarter of 2008 were $157.8 million, a 1.5 percent decrease from net sales of $160.2 million in the third quarter of 2007.  Currency related sales growth totaled 3.0 percent.  Segment operating profit for the third quarter of 2008 was $9.0 million, or 5.7 percent of net sales, compared to the third quarter of 2007 when segment operating profit was $9.1 million, or 5.7 percent of net sales.  Currency benefits added $0.5 million to operating profit in the third quarter of 2008.

“Our pressure sensitive materials business is reflecting the impact of weak economic conditions in both North America and Europe,” said Theisen. “In this environment, our teams have successfully maintained profit levels by focusing on cost management and adjusting selling prices to reflect raw material cost increases.”

Other Costs (Income), Net

For the third quarter of 2008, other costs and income included $9.2 million of financial income compared to $7.2 million for the third quarter of 2007.

Capital Structure

Total debt to total capitalization was 32.5 percent at September 30, 2008, compared to 32.9 percent at December 31, 2007.  Total debt as of September 30, 2008 was $826.3 million, a decrease of $17.0 million from the balance of $843.3 million at December 31, 2007.  Cash flow from operations was $78.6 million in the third quarter of 2008.  Increased working capital levels primarily reflect higher raw material costs and selling prices.  We expect working capital levels to be reduced during the fourth quarter.

2008 Earnings Outlook

“The environment for input costs has changed dramatically over the past three months, but economic conditions continue to be challenging,” said Theisen.  “While the majority of our products are sold into historically defensive markets for food and consumer products, even those markets can be impacted by changes in consumer buying patterns during difficult economic times.  While we are pleased with our current business backlog, we are also mindful of these risks and will carefully manage our resources during this period of uncertainty.”

Management expects fourth quarter 2008 diluted earnings per share to be in a range of $0.40 to $0.44, reflecting the ongoing benefits of successful cost management and productivity improvement programs.  The capital expenditures forecast continues to be in the $125 million range for 2008.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, the impact of weather conditions on consumer demand, changes in customer order patterns, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations, increased working capital requirements, and availability of bank financing and related costs.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2007.

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2008 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2007 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,500 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$984,258	$905,659	$2,911,499	$2,736,609

Costs and expenses:
Cost of products sold	818,333	744,747	2,410,068	2,221,633
Selling, general and administrative expenses	85,782	84,041	262,761	256,010
Research and development	6,222	6,501	18,987	19,201
Interest expense	10,242	13,105	30,376	38,248
Other costs (income), net	(8,028)	(8,608)	(26,274)	(22,516)
Minority interest in net income	1,944	1,134	4,772	2,812

Income before income taxes	69,763	64,739	210,809	221,221

Provision for income taxes	25,500	23,700	77,800	82,400

Net income	$44,263	$41,039	$133,009	$138,821

Basic earnings per share of common stock	$0.44	$0.40	$1.33	$1.34

Diluted earnings per share of common stock	$0.44	$0.40	$1.32	$1.32

Cash dividends paid	$0.22	$0.21	$0.66	$0.63

Weighted average common shares outstanding	99,664	101,945	99,807	103,825
Weighted average common shares and common stock equivalents outstanding	101,015	102,935	100,920	105,007

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$148,924	$147,409
Accounts receivable, net	497,631	448,200
Inventories, net	518,921	478,727
Prepaid expenses	71,388	62,607
Total current assets	1,236,864	1,136,943

Property and equipment, net	1,191,060	1,248,456

Goodwill	627,273	642,507
Other intangible assets, net	91,913	103,756
Deferred charges and other assets	53,578	59,734
Total	772,764	805,997

TOTAL ASSETS	$3,200,688	$3,191,396

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$16,677	$1,758
Short-term borrowings	62,785	66,047
Accounts payable	395,949	384,673
Accrued salaries and wages	78,085	70,248
Accrued income and other taxes	20,279	11,824
Total current liabilities	573,775	534,550

Long-term debt, less current portion	746,850	775,456
Deferred taxes	165,311	155,871
Deferred credits and other liabilities	120,582	124,261
Total liabilities	1,606,518	1,590,138

Minority interest	40,538	38,926

Stockholders’ equity:
Common stock issued (117,095,617 and 116,941,126 shares)	11,710	11,694
Capital in excess of par value	341,055	327,387
Retained income	1,588,639	1,523,659
Other comprehensive income (loss)	110,569	171,162
Treasury common stock (17,422,771 and 16,422,771 shares)	(498,341)	(471,570)
Total stockholders’ equity	1,553,632	1,562,332

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,200,688	$3,191,396

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities
Net income	$133,009	$138,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	124,476	119,260
Minority interest in net income	4,772	2,812
Excess tax benefit from share-based payment arrangements	(430)	(5,773)
Stock award compensation	13,444	12,490
Deferred income taxes	7,623	10,005
Income of unconsolidated affiliated company	(1,301)	(787)
Loss (gain) on sales of property and equipment	743	(132)
Non-cash restructuring related activities	0	108
Changes in working capital, net of effects of acquisitions	(83,643)	(17,413)
Net change in deferred charges and credits	7,847	33,113

Net cash provided by operating activities	206,540	292,504

Cash flows from investing activities
Additions to property and equipment	(87,201)	(139,742)
Business acquisitions and adjustments, net of cash acquired	0	(97)
Proceeds from sales of property and equipment	1,664	7,650

Net cash used in investing activities	(85,537)	(132,189)

Cash flows from financing activities
Proceeds from issuance of long-term debt	31,628	12,366
Repayment of long-term debt	(282,884)	(30,760)
Net borrowing of commercial paper	283,632	132,800
Net borrowing (repayment) of short-term debt	(40,836)	(2,276)
Cash dividends paid to stockholders	(68,029)	(67,162)
Common stock purchased for the treasury	(26,771)	(157,066)
Excess tax benefit from share-based payment arrangements	430	5,773
Stock incentive programs and related withholdings	(1,693)	(14,745)

Net cash used in financing activities	(104,523)	(121,070)

Effect of exchange rates on cash and cash equivalents	(14,965)	14,076

Net increase in cash and cash equivalents	1,515	53,321

Cash and cash equivalents balance at beginning of year	147,409	112,160

Cash and cash equivalents balance at end of period	$148,924	$165,481

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Flexible Packaging operating profit	$82.4	$81.6	$249.7	$263.3

Pressure Sensitive Materials operating profit	9.0	9.1	30.0	33.5

General corporate expenses	(9.5)	(11.8)	(33.7)	(34.6)

Interest expense	(10.2)	(13.1)	(30.4)	(38.2)

Minority interest in net income	(1.9)	(1.1)	(4.8)	(2.8)

Income before income taxes	$69.8	$64.7	$210.8	$221.2